Exhibit 10.1

FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT

This First Amendment to Stockholders’ Agreement (this “First Amendment”) is entered as of April 27, 2015, among CUMULUS MEDIA INC., a Delaware corporation (the “Company”); and CRESTVIEW RADIO INVESTORS, LLC (“Crestview Stockholder”).

RECITALS

WHEREAS, the parties hereto, along with certain other stockholders of the Company, are parties to that certain Stockholders’ Agreement dated as of September 16, 2011 (the “Stockholders’ Agreement”);

WHEREAS, the Company has confirmed that Crestview Stockholder holds the number of shares of Common Stock of the Company necessary to approve and effect, together with the approval of the Company, the amendments provided for herein to the Stockholders’ Agreement, and Crestview Stockholder and the Company desire to modify certain terms of the Stockholders’ Agreement in accordance with the terms hereof;

WHEREAS, this First Amendment, once executed by the Company and Crestview Stockholder shall be incorporated into the Stockholders’ Agreement and shall have the same force and effect as if it were part of the original Stockholders’ Agreement; and

WHEREAS, capitalized terms used but not defined in this First Amendment have the respective meanings set forth in the Stockholders’ Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree upon the amendments to the Stockholders’ Agreement set for below:

1.	The final paragraph of Section 2.1(b) is deleted and replaced in its entirety with:

“The rights of the Stockholders to designate nominees for election to the Board set forth in this Section 2.1(b) are personal to each Stockholder and may not be exercised by any Transferee, except such rights may be exercised by the applicable Transferee (if and to the extent assigned to such Transferee by the transferring Stockholder) in the event (x) a Stockholder no longer holds any Common Stock but its Affiliates continue to hold Common Stock transferred by such Stockholder to such Affiliates (whether directly or by Transfers through other Affiliates of such Stockholder), and such rights have not been terminated pursuant to Section 2.1(e), or (y) a Transferee and its Affiliates acquires by Transfer from a Stockholder (whether directly or by Transfers through other Affiliates of such Stockholder) in a Transfer not prohibited under Section 3.5 a number of shares of Common Stock in excess of those specifically indicated in Section 2.1(e) in respect of the transferring Stockholder necessary for such Stockholder to maintain such right. The provisions of Section 2.1(e) will continue to apply to any Transferee described in this Section 2.1(b).”

2.	Section 2.1(c) is deleted and replaced in its entirety with:

“(c) Chairman. Jeffrey Marcus has been appointed by the Directors of the Company to serve as the Chairman of the Board (who shall not be an officer of the Company), effective as of the date of the First Amendment to this Agreement. For so long as Crestview Stockholder is the largest stockholder of the Company, Crestview Stockholder will have the right to have one of its designees who is nominated and elected to the Board appointed by the Directors to serve as the Chairman of the Board. In the event that a vacancy is created at any time by the death, disability, resignation or removal of the Person serving as Chairman of the Board, the Stockholders shall use their reasonable best efforts to cause the Directors to approve any such other designee of Crestview Stockholder who is nominated and elected to the Board to serve as the Chairman of the Board. Any such designee must qualify as an Independent Director. This right of Crestview Stockholder to have one of its designees who is nominated and elected to the Board appointed by the Directors to serve as Chairman of the Board is personal to Crestview Stockholder and may not be exercised by any Transferee, except in the event Crestview Stockholder no longer holds any Common Stock but its Affiliates continue to hold Common Stock transferred by Crestview Stockholder to such Affiliates (whether directly or by Transfers through other Affiliates of such Stockholder), and such right of Crestview Stockholder to designate at least one nominee for election to the Board has not been terminated pursuant to Section 2.1(e), then this right of Crestview Stockholder may be exercised by such Affiliates of Crestview Stockholder to which such Common Stock was transferred. Further, this right of Crestview Stockholder to have one of its designees who is nominated and elected to the Board appointed by the Directors to serve as Chairman of the Board shall terminate when the rights of Crestview Stockholder to designate any nominee for election to the Board have been terminated pursuant to Section 2.1(e).”

3.	In Section 2.2, “lead director” is deleted and replaced with “Chairman”.

4.	In Section 3.2(a), “Prior to the seven (7) year anniversary of the Closing” is deleted and replaced with “Prior to the eight (8) year anniversary of the Closing,”.

5.	Section 3.2(b) is deleted and replaced in its entirety with:

“(b) Notwithstanding anything in Section 3.2(a) to the contrary, Crestview Stockholder will be permitted to (i) exercise the Crestview Class A Warrants and (ii) directly or indirectly, acquire, agree to acquire or make a proposal to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) beneficial ownership of a number of shares that would not cause Crestview Stockholder to beneficially own more than 75,000,000 shares of Common Stock (in addition to the shares underlying the Crestview Class A Warrants), as such number may be proportionately adjusted for stock splits, reverse stock splits and the like after the date of this Agreement.”

6.	In Section 3.5, the phrase “ten percent (10%)” is deleted and replaced with “twenty-five percent (25%)”, and there is added to the end of such Section the following:

“Prior to the consummation of a Transfer by a Stockholder that is not an Excluded Transfer, as a condition thereto, the applicable Transferee shall agree in writing to be bound by the terms of this Agreement (if not already bound hereby) to the same extent as the Transferring Stockholder is bound hereunder, and the applicable Transferee shall be entitled to the benefits of the terms of this Agreement to the same extent as the Transferring Stockholder is entitled hereunder (including, as applicable, any rights assigned by the Transferring Stockholder to the applicable Transferee in accordance with Section 2.1(b)), and shall become a Stockholder (and, if applicable, Significant Stockholder) hereunder, prior to giving effect to such Transfer, if and only if, immediately following the consummation of such Transfer to such proposed Transferee, such Person would have (together with its Affiliates and all members of any Group that includes such Person) beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock.”

7.	In Section 4.5, “lead director” is deleted, and replaced with “Chairman of the Board”.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed effective as of the date set forth in the first paragraph hereof.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name:	Richard S. Denning
Title:	Senior Vice President

CRESTVIEW RADIO INVESTORS, LLC

By:	/s/ Jeffrey A. Marcus
Name:	Jeffrey A. Marcus
Title:	Managing Director